Exhibit 10.3

October 30, 2013

Robert A. Ashley

936 Bluejack Rd

Encinitas, CA 92024

Re: Confirmatory Employment Letter

Dear Robert:

This letter agreement (the “Agreement”) is entered into between Vital Therapies, Inc. (“Company” or “we”) and Robert A. Ashley (“Employee” or “you”). This Agreement is effective as of the date you sign this letter, as indicated below. The purpose of this letter is to confirm the current terms and conditions of your employment.

Your position will continue to be Executive Vice President and Chief Operating Officer, and you will continue to report to Terry Winters, Chief Executive Officer, with responsibilities as defined in the job description previously provided to you or as otherwise reasonably assigned to you by your supervisor. You also will be a member of the Executive Committee. During your employment with the Company, you will perform your duties faithfully and to the best of your ability and will devote your full business efforts and time to the Company. You agree not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Company’s board of directors (the “Board”).

The terms and your compensation are as follows:

1.	Base Salary: Your current base salary is $14,583.33 per semi-monthly pay period (equivalent to $350,000 annually), less applicable withholdings and deductions. Your base salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings. Your base salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.

2.

Target Bonus: You are eligible to earn an annual bonus of 30% of your base salary at target, based on achieving a combination of individual goals and Company financial goal(s). Any bonus, or any portion thereof, will be paid, less applicable withholdings and

15222 B Avenue of Science, San Diego, CA 92128

Tel 858-673-6840 Fax 858-673-6843

Robert A. Ashley

deductions, as soon as practicable after it is determined that it has been earned, but in no event shall it be paid after the later of (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year in which such bonus is earned or (ii) March 15 following the calendar year in which such bonus is earned.

3.	Benefits: You will continue to be eligible to participate in all of the Company benefit plans as available, including group health insurance and paid time off, based on policies in effect during your employment. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

4.	Severance: With the approval of the Board, you will be permitted to enter into our standard Change of Control and Severance Agreement (the “Severance Agreement”) applicable to you based on your senior position with the Company. The Severance Agreement will set forth the severance payments and benefits to which you would be entitled in connection with certain terminations of employment, which would be in lieu of any other severance or other benefits you would otherwise be entitled to under any plan, program or policy that the Company may have in effect from time to time.

Your employment with the Company will continue to be “at will.” It is for no specified term, and may be terminated by you or the Company at any time, with or without cause or advance notice. Although the Company may change the terms and conditions of your employment from time-to-time, (including, but not limited to, changes in your position, compensation, and/or benefits), nothing will change the at-will employment relationship between you and the Company. In addition, the compensation terms described herein will not affect your at-will employment status.

As an employee of the Company, you will continue to have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, your acceptance of this letter confirms that the terms of the Company’s Employee Innovations and Proprietary Rights Assignment Agreement (the “Confidentiality Agreement”) and other compliance agreements that you executed when you joined the Company.

In the event of any dispute or claim relating to or arising out of your employment relationship with the Company, this Agreement, or the termination of your employment with the Company for any reason (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race, national origin, disability or other discrimination or harassment), you and the Company agree to be bound by the arbitration terms set forth on Appendix A attached hereto.

Robert A. Ashley

This Agreement, along with the Confidentiality Agreement and Severance Agreement, constitute the entire agreement between you and the Company regarding the subject matters discussed herein, and they supersede all prior negotiations, representations or agreements between you and the Company, including the Employment Agreement between you and the Company dated February 2, 2012. This Agreement may only be modified by a written agreement signed by you and the Company’s Chief Executive Officer.

To accept the Agreement, please sign in the space indicated and return it to the Company. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this Agreement and Appendix A.

Sincerely,

VITAL THERAPIES, INC.

By	/s/ Terence E. Winters
Terence E. Winters
Chief Executive Officer

I have read and understood this Agreement and Appendix A and hereby acknowledge, accept and agree to the terms as set forth herein and in Appendix A and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

Date: October 30, 2013	/s/ Robert Ashley
Robert Ashley
Executive Vice President, Chief Technical Officer

Appendix A

ARBITRATION AGREEMENT

(a) Arbitration. In consideration of my employment with the Company, its promise to arbitrate all employment-related disputes, and my receipt of the compensation, pay raises and other benefits paid to me by the Company, at present and in the future, I agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, stockholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from my employment with the Company or termination thereof, including any breach of this Agreement, will be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1281.8 (the “Act”), and pursuant to California law. The Federal Arbitration Act will also apply with full force and effect, notwithstanding the application of procedural rules set forth under the Act.

(b) Dispute Resolution. Disputes that I agree to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes Oxley Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims. I further understand that this Agreement to arbitrate also applies to any disputes that the Company may have with me.

(c) Procedure. I agree that any arbitration will be administered by the Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”). The arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions for class certification, prior to any arbitration hearing. The arbitrator will have the power to award any remedies available under applicable law, and the arbitrator will award attorneys’ fees and costs to the prevailing party, except as prohibited by law. The Company will pay for any administrative or hearing fees charged by the administrator or JAMS, and all arbitrator’s fees, except that I will pay any filing fees associated with any arbitration that I initiate, but only so much of the filing fee as I would have instead paid had I filed a complaint in a court of law. I agree that the arbitrator will administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure and the California Evidence Code, and that the arbitrator will apply substantive and procedural California law to any dispute or claim, without reference to the rules of conflict of law. To the extent that the JAMS Rules conflict with California law, California law will take precedence. The decision of the arbitrator will be in writing. Any arbitration under this Agreement will be conducted in San Diego County, California.

Robert A. Ashley

(d) Remedy. Except as provided by the Act, arbitration will be the sole, exclusive, and final remedy for any dispute between me and the Company. Accordingly, except as provided by the Act and this Agreement, neither I nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(e) Administrative Relief. I am not prohibited from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board. However, I may not pursue court action regarding any such claim, except as permitted by law.

(f) Voluntary Nature of Agreement. I acknowledge and agree that I is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. I further acknowledge and agree that I have carefully read this Agreement and that I have asked any questions needed for me to understand the terms, consequences and binding effect of this Agreement and fully understands it, including that I AM WAIVING MY RIGHT TO A JURY TRIAL. Finally, I agree that I have been provided an opportunity to seek the advice of an attorney of my choice before signing this Agreement.